Exhibit 99
SWIFT TRANSPORTATION COMPANY REPORTS FOURTH QUARTER FINANCIAL AND OPERATING RESULTS
•	Operating Revenue Increases $112.1 Million or 16.8%, Over 2009 Fourth Quarter
•	Operating Income, Excluding $22.6 Million Non-Cash Equity Compensation Charge Upon IPO, Increases to $99.2 Million for Highest Quarterly Total in Company History
•	Operating Ratio Improves to 90.2%, while Adjusted Operating Ratio* Improves to 85.0%, a 630 Basis Point Improvement from 2009 Fourth Quarter
(* 2010 and 2009 results adjusted as detailed below.)
Phoenix, AZ — January 24, 2011 — Swift Transportation Company (NYSE: SWFT), a multi-faceted transportation services company and the largest truckload carrier in North America, today reported its results for the three months and year ended December 31, 2010.
Operating revenue for the fourth quarter of 2010 increased 16.8% to $780.4 million compared to $668.3 million for the corresponding quarter of 2009. Excluding fuel surcharge revenue, net revenue increased to $661.6 million for the fourth quarter of 2010, up 13.8% from the fourth quarter of 2009 for the largest quarterly year over year increase in over five years.
The increase in revenue excluding fuel surcharge reflects a 6.8% increase in weekly trucking revenue per tractor and a 4.4% increase in average tractors available for dispatch for the fourth quarter of 2010 compared to the prior year quarter. We were able to achieve the increase in weekly trucking revenue per tractor primarily because of a 5.1% increase in average trucking revenue per loaded mile during the comparative periods, while our loaded miles, or trucking volumes, increased 6.2%. Intermodal revenue grew 20.6% during the fourth quarter of 2010 compared to the fourth quarter of 2009, further contributing to the growth in revenue excluding fuel surcharge.
Jerry Moyes, Chief Executive Officer commented, “Our pricing is improving as customers align with our strong capacity and quality service, allowing us to improve our mix and recapture some of the rate lost during the recession. Demand maintained the pace of improvement over the prior year and was substantially flat with the third quarter of 2010, showing the typical holiday seasonal pattern throughout the quarter.”
Our operating ratio improved 280 basis points to 90.2% for the fourth quarter of 2010 compared with 93.0% for the fourth quarter of 2009 while our Adjusted Operating Ratio (adjusted to net fuel surcharge revenue against fuel expense and to exclude certain special items as detailed below) improved 630 basis points to 85.0% for the fourth quarter of 2010 compared to 91.3% for the fourth quarter of 2009. The operating ratio improvement is primarily attributable to the increase in pricing and utilization noted above as well as continued improvements in our intermodal business and workers compensation costs. We also experienced a reduction in depreciation expense due to reductions in our trailer fleet and delayed replacements on a portion of our tractor fleet, resulting in a lower depreciable basis which is also being spread over an extended life. This aging of the tractors also led to an increase in our maintenance expense, which partially offset the above cost reductions.

For the fourth quarter of 2010, we had a net loss of $48.3 million, or $0.66 per share, compared to a net loss of $357.1 million, or $5.94 per share, in the fourth quarter of 2009. These results in accordance with generally accepted accounting principles in the United States (“GAAP”) include several special items in each period as detailed below, primarily related to our initial public offering and debt refinancing transactions in December 2010, and amendments to our previous senior secured credit facility and second-priority senior secured note indentures in October 2009. Excluding these items from each period, adjusted net income in the fourth quarter of 2010 was $24.6 million compared to a pro forma adjusted net loss of $21.8 million in the fourth quarter of 2009 (see following Actual and Pro Forma Adjusted Net Income (Loss) Reconciliation Table). Results for the 2009 periods are presented on a pro forma basis as if we had been taxed as a subchapter C corporation for income tax purposes for the entire period as discussed below.
In December 2010, we completed a series of deleveraging and refinancing transactions including an initial public offering (“IPO”) of 73,300,000 shares of our Class A common stock, a new senior secured term loan and senior secured revolving credit facility and new senior second lien secured notes. The proceeds from these transactions were used to repay our previous term loan and substantially all of our previous senior secured second lien notes as well as to terminate and settle all of our remaining interest rate swap agreements. These transactions resulted in the following pre-tax charges, which are included in our fourth quarter 2010 results in accordance with GAAP:
•	$22.6 million non-cash equity compensation charge included in salaries, wages, and employee benefits related to certain stock options that vested upon our initial public offering in December 2010; and
•
$95.5 million loss on debt extinguishment related to the premium and fees we paid to tender for our old notes and the non-cash write-off of the deferred financing costs associated with our previous indebtedness that was repaid as noted above.

In October 2009, we amended our previous credit facility and senior notes and converted from a subchapter S to a subchapter C corporation for income tax purposes. This resulted in the following charges, which are included in our fourth quarter 2009 results in accordance with GAAP:
•	$324.8 million of income tax expense to re-establish the Company’s net deferred tax liabilities as a subchapter C corporation; and
•	$3.9 million pre-tax expenses representing transaction costs included in operating supplies and expenses for legal and advisory fees related to the amendments.
The results in accordance with GAAP for the fourth quarters of 2010 and 2009 also include pre-tax expenses of $1.1 million and $11.4 million, respectively, in derivative interest expense for the change in market value of interest rate derivative agreements as well as $4.5 million and $5.3 million, respectively, of intangible assets amortization expense related to Swift’s customer and owner-operator relationships recognized under purchase accounting in conjunction with our going-private transaction in 2007. The results for the fourth quarter of 2009 also include a $4.0 million pre-tax benefit in other income related to the sale of our investment in Transplace, Inc., representing the recovery of a note receivable that had been previously written off.
For the year ended December 31, 2010, our operating revenue increased 13.9% to $2.93 billion compared to $2.57 billion for 2009. Net revenue excluding fuel surcharge revenue was $2.50 billion, up 8.9% over 2009. The increase in revenue excluding fuel surcharge was primarily driven by a 4.7% growth in loaded miles, while our average trucking revenue per loaded mile also increased 1.9% year over year, reflecting a sequential quarterly increase throughout 2010 after a sequential quarterly decrease throughout 2009.

Our operating ratio improved 320 basis points to 91.7% for 2010 compared to 94.9% for 2009 while our Adjusted Operating Ratio improved 490 basis points to 89.0% for 2010 compared to 93.9% for 2009. Finally, Adjusted EBITDA for the year ended December 31, 2010, as defined in our new senior secured credit facility and calculated below, was $497.7 million, up 22.6% from $405.9 million in the prior year. The annual profitability improvement is based on similar trends as noted in the fourth quarter discussion above, reflecting volume and pricing growth coupled with lower deadhead and continued cost containment.
Richard Stocking, President and Chief Operating Officer commented, “As a leadership team, we are very proud of our entire organization. Since 2007, we have implemented in-depth leadership training programs, and created a hyper-focus on key indicators throughout all levels of the organization, which are reviewed regularly. This has created a strong sense of unity throughout the organization, from the drivers to the executive team, and our customers have seen the change, as evidenced by a record number of carrier of the year awards for the second consecutive year. Through these efforts, combined with an improving freight environment and a reduction in industry-wide trucking capacity, we have exceeded our financial targets for the year. Excluding the $22.6 million non-cash equity compensation charge upon the IPO, we achieved our highest quarterly operating income in our company’s history, an accomplishment we are very proud of. Our recent IPO and refinancing transactions have strengthened our balance sheet, allowing us to focus our attention back on our business, as we press on toward Best in Class performance in all areas. Our goal is to achieve sustained, superior performance. We’ve come a long way, but relative to our potential, we believe we have great room for improvement.”
Net loss in accordance with GAAP for the year ended December 31, 2010 was $125.4 million or $1.98 per share, which included the $118.1 million of costs related to our IPO and refinancing as noted in the fourth quarter discussion above and the following pre-tax items: $24.5 million expense for change in market value of interest rate derivative agreements, $1.3 million impairment expense for trailers reclassified to assets held for sale during the first quarter, and $7.4 million of incremental depreciation expense during the first quarter reflecting revised estimates of salvage value and useful lives on approximately 7,000 dry van trailers which management decided during the first quarter to scrap. Net loss in accordance with GAAP for the year ended December 31, 2009 was $435.6 million or $7.25 per share, which included the $328.7 million of credit agreement amendment and tax conversion items noted in the fourth quarter discussion above and the following pre-tax items: $3.7 million gain for change in market value of interest rate derivative agreements, $0.5 million impairment expense for a real estate property during the first quarter, an additional $2.6 million of transaction costs related to the debt amendments and a cancelled bond offering during the third quarter, and a $12.5 million benefit in other income for certain litigation settlement proceeds received during the third quarter. Excluding these items from each period, adjusted net loss in 2010 was $32.8 million compared to a pro forma adjusted net loss of $115.9 million in 2009 (see following Actual and Pro Forma Adjusted Net Income (Loss) Reconciliation Table). The adjusted net loss for 2010 and pro forma adjusted net loss for 2009 have not been adjusted for $19.3 million and $22.0 million, respectively, of intangible assets amortization expense related to the intangible assets recognized under purchase accounting in conjunction with our going-private transaction in 2007.
For the year ended December 31, 2010, our net cash capital expenditures were $126.1 million compared to $1.5 million in the prior year, while the gross value of equipment and facilities acquired through cash, capital lease, or operating lease financing was $239.0 million and $159.4 million in 2010 and 2009, respectively. The increased outlay in 2010 was driven by replacement of older tractors and growth of our container fleet in 2010, while the 2009 expenditures were low as a result of fleet reductions and because we delayed replacements as neither the lower utilization levels of our existing equipment nor the anticipated financial returns justified the investment. At December 31, 2010, we had cash of $47.5 million, excluding restricted cash of $84.6 million held primarily as collateral by our captive insurance subsidiaries. We also had available liquidity of $249.3 million on December 31, 2010, consisting of $246.8 million available on our new and undrawn revolving line of credit, after giving effect for the $153.2 million of letters of credit outstanding under this facility, and $2.5 million available under our accounts receivable securitization facility. Additionally, on January 20, 2011, we sold an additional 6,050,000 shares of our Class A common stock to the underwriters of our IPO at the IPO price of $11.00 per share, less the underwriters’ discount, pursuant to the over-allotment option in the underwriting agreement and received proceeds of $63.2 million in cash.

Mr. Stocking concluded, “We are well positioned to execute according to our plan for 2011, with “green” CSA scores, a driver friendly environment and improved recruiting infrastructure, and room for utilization improvement on our existing equipment to efficiently capture our customers’ growing freight needs.”
In this press release, we present financial results excluding the impact of certain items in measures such as adjusted net income (loss), adjusted operating ratio, and adjusted EBITDA. Such measures are not presented in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. The calculation of each measure, including a reconciliation to the most closely related GAAP measure and the reasons management believes each non-GAAP measure is useful, are included in the attached schedules.
Swift will hold a live conference call with a slide presentation to discuss these results at 12:30 p.m. Eastern time on Tuesday, January 25, 2011. Participants may access the call using the following dial-in numbers: U.S./Canada: (866) 379-9391; International/Local: (706) 634-0901; Confirmation ID: 37701188. The slides presented during the call, as well as a link for the replay, will be available via our investor relations website: http://ir.swifttrans.com/ under the Event Calendar section.
Swift is based in Phoenix, Arizona. As of December 31, 2010, Swift operated a tractor fleet of approximately 16,100 units comprised of 12,200 tractors driven by company drivers and 3,900 owner-operator tractors, a fleet of 49,000 trailers, and 4,800 intermodal containers from 35 major terminals positioned near major freight centers and traffic lanes in the United States and Mexico. Swift offers customers the opportunity for “one-stop shopping” for their truckload transportation needs through a broad spectrum of services and equipment. Swift’s extensive suite of services includes general, dedicated, and cross-border U.S./Mexico truckload services through dry van, temperature-controlled, flatbed, and specialized trailers, in addition to rail intermodal and non-asset based freight brokerage and logistics management services, making it an attractive choice for a broad array of customers.
Forward-looking statement disclosure:
This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as “anticipates,” “believes,” “estimates, “plans,” “projects,” “expects,” “intends,” “will,” “could,” “may,” or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Such statements include, but are not limited to, statements concerning the benefits of our IPO and refinancing transactions, our outlook in 2011, including our potential for utilization improvement, our future business focus, goals, potential for improvement and operations, and the use of restricted cash for claims payments in future periods and the corresponding impact on claims accruals. Such statements are based upon the current beliefs and expectations of Swift’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The factors that we believe could affect our results include, but are not limited to: any future recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries in which we have a significant concentration of customers; increasing competition from trucking, rail, intermodal, and brokerage competitors; a significant reduction in, or termination of, our trucking services by a key customer; our ability to sustain cost savings realized as part of our recent cost reduction initiatives; our ability to achieve our strategy of growing our revenue; volatility in the price or availability of fuel; increases in new equipment prices or replacement costs; the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations; the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations; difficulties in driver recruitment and retention; increases in driver compensation to the extent not offset by increases in freight rates; potential volatility or decrease in the amount of earnings as a result of our claims exposure through our wholly-owned captive insurance companies; uncertainties associated with our operations in Mexico; our ability to attract and maintain relationships with owner-operators; our ability to retain or replace key personnel; conflicts of interest or potential litigation that may arise from other businesses owned by Jerry Moyes; potential failure in computer or communications systems; our labor relations; our ability to execute or integrate any future acquisitions successfully; seasonal factors such as harsh weather conditions that increase operating costs; and our ability to service our outstanding indebtedness, including compliance with our indebtedness covenants, and the impact such indebtedness may have on the way we operate our business.
A more detailed discussion of factors that could cause Swift’s results to differ materially from those described in the forward-looking statements can be found in our Registration Statement on Form S-1, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Furthermore, nothing herein shall constitute an adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts’ expectations in the future.
Contact Info:
Jason Bates, Vice President Finance, and Investor Relations Officer
or
Ginnie Henkels, Executive Vice President and Chief Financial Officer
Office: 602-269-9700

CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2010 AND 2009

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(Amounts in thousands, except per share data)
Operating revenue	$780,427	$668,302	$2,929,723	$2,571,353

Operating expenses:
Salaries, wages and employee benefits	211,942	177,043	763,962	728,784
Operating supplies and expenses	56,815	50,318	217,965	209,945
Fuel	130,029	106,996	468,504	385,513
Purchased transportation	198,932	174,816	771,333	620,312
Rental expense	18,957	19,424	76,540	79,833
Insurance and claims	14,827	14,714	87,411	81,332
Depreciation and amortization of property and equipment	49,830	54,450	206,279	230,339
Amortization of intangibles	4,840	5,603	20,472	23,192
Impairments	—	—	1,274	515
Gain on disposal of property and equipment	(3,274)	(808)	(8,287)	(2,244)
Communication and utilities	6,065	5,555	25,027	24,595
Operating taxes and licenses	14,891	13,298	56,188	57,236

Total operating expenses	703,854	621,409	2,686,668	2,439,352

Operating income	76,573	46,893	243,055	132,001

Other (income) expenses:
Interest expense	61,670	62,171	251,129	200,512
Derivative interest expense	11,430	24,941	70,399	55,634
Interest income	(579)	(444)	(1,379)	(1,814)
Loss on debt extinguishment	95,461	—	95,461	—
Other	(1,258)	(3,620)	(3,710)	(13,336)

Total other (income) expenses, net	166,724	83,048	411,900	240,996

Loss before income taxes	(90,151)	(36,155)	(168,845)	(108,995)
Income tax (benefit) expense	(41,837)	320,976	(43,432)	326,650

Net loss	$(48,314)	$(357,131)	$(125,413)	$(435,645)

Basic and diluted loss per share	$(0.66)	$(5.94)	$(1.98)	$(7.25)

Shares used in per share calculations	72,864	60,117	63,339	60,117
Pro forma C corporation data (unaudited): (1)
Historical loss before income taxes	N/A	$(36,155)	N/A	$(108,995)
Pro forma provision for income taxes	N/A	1,017	N/A	5,693

Pro forma net loss	N/A	$(37,172)	N/A	$(114,688)

Pro forma basic and diluted loss per share	N/A	$(0.62)	N/A	$(1.91)

Note to Consolidated Statements of Operations:

(1)
The Company was taxed under the Internal Revenue Code as a subchapter S corporation until its conversion to a subchapter C corporation effective October 10, 2009. Under subchapter S, the Company did not pay corporate income taxes on its taxable income. Instead, its stockholders were liable for federal and state income taxes on the taxable income of the Company. For comparative purposes, a pro forma income tax provision for corporate income taxes has been calculated and presented as if the Company had been taxed as a subchapter C corporation in the three months and year ended December 31, 2009 when the Company’s subchapter S election was in effect.

ACTUAL AND PRO FORMA ADJUSTED NET INCOME (LOSS) RECONCILIATION TABLE (UNAUDITED) (a)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2010 AND 2009

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	Actual	Pro Forma	Actual	Pro Forma
	(Amounts in thousands)
Net loss	$(48,314)	$(37,172)	$(125,413)	$(114,688)

Adjustments for:
Mark-to-market impact of interest rate swaps	1,075	11,370	24,502	7,677
Acceleration of non-cash equity compensation	22,605	—	22,605	—
Loss on debt extinguishment	95,461	—	95,461	—
Impairment of revenue equipment	—	—	1,274	—
Other items	—	—	7,382 (b)	—
Impairment of property	—	—	—	515
Excludable transaction costs	—	3,876 (c)	—	6,477 (d)
Recovery of Transplace note (e)	—	(4,024)	—	(4,024)
Settlement proceeds, net of legal fees	—	—	—	(12,500)

	70,827	(25,950)	25,811	(116,543)
Income tax effect of above items	(46,200)	4,178	(58,645)	691

Adjusted net income (loss) (f)	$24,627	$(21,772)	$(32,834)	$(115,852)

(a)
We believe the presentation of financial results excluding the impact of the items noted above provides a consistent basis for comparing our results from period to period due to the historical volatility of the interest rate derivative agreements and the non-operating nature of the impairment charges, transaction costs and other adjustment items. The adjusted net loss is not presented in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. Additionally, the Company was taxed under the Internal Revenue Code as a subchapter S corporation until its conversion to a subchapter C corporation effective October 10, 2009. Under subchapter S, the Company did not pay corporate income taxes on its taxable income. Instead, its stockholders were liable for federal and state income taxes on the taxable income of the Company. For comparative purposes, we are applying the adjustments above to pro forma net loss for the 2009 periods which reflect a pro forma income tax provision for corporate income taxes as if the Company had been taxed as a subchapter C corporation in the three months and year ended December 31, 2009 when the Company’s subchapter S election was in effect.

(b)
Incremental pre-tax depreciation expense reflecting management’s revised estimates regarding salvage value and useful lives for approximately 7,000 dry van trailers, which management decided during the first quarter to scrap.

(c)
Pre-tax legal and advisory costs related to an amendment of our previous senior credit facility and consents and amendments of our second-priority senior secured note indentures, each effective October 13, 2009 (the “2009 Amendments”).

(d)
$4.2 million of pre-tax legal and advisory costs for the 2009 Amendments, and the $2.3 million of pre-tax professional fees incurred during the third quarter of 2009 in connection with the Company’s contemplated bond offering, which was cancelled prior to the Company entering into the 2009 Amendments.

(e)	Pre-tax benefit related to sale of our investment in Transplace, Inc., representing the recovery of a note receivable the Company had previously written off.

(f)
We have not included adjustments to adjusted net income (loss) to reflect the non-cash amortization expense of $4.5 million and $5.3 million during the three months ended December 31, 2010 and 2009, respectively, and $19.3 million and $22.0 million during the years ended December 31, 2010 and 2009, respectively, relating to certain intangible assets recognized under purchase accounting in conjunction with our 2007 going private transaction.

ADJUSTED OPERATING RATIO RECONCILIATION (UNAUDITED) (a)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2010 AND 2009

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009		2010		2009
	(Amounts in thousands)
Operating revenue	$780,427	$668,302		$2,929,723		$2,571,353
Less: Fuel surcharge revenue	118,816	86,705		429,155		275,373

Revenue excluding fuel surcharge revenue	661,611	581,597		2,500,568		2,295,980

Operating expense	703,854	621,409		2,686,668		2,439,352
Adjusted for:
Fuel surcharge revenue	(118,816)	(86,705)		(429,155)		(275,373)
Acceleration of non-cash equity compensation	(22,605)	—		(22,605)		—
Non-cash impairments	—	—		(1,274)		(515)
Other items	—	—		(7,382	) (b)	—
Excludable transaction costs	—	(3,876	) (c)	—		(6,477	) (d)

Adjusted operating expense	$562,433	$530,828		$2,226,252		$2,156,987

Adjusted Operating Ratio (e)	85.0%	91.3%		89.0%		93.9%
Operating Ratio	90.2%	93.0%		91.7%		94.9%

(a)
We define Adjusted Operating Ratio as (a) total operating expenses, less (i) fuel surcharge revenue, (ii) non-cash impairment charges, (iii) certain other items, and (iv) excludable transaction costs, as a percentage of (b) total revenue excluding fuel surcharge revenue. We believe fuel surcharge is sometimes volatile and eliminating the impact of this source of revenue (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations. We also believe excluding impairments and other unusual items enhances the comparability of our performance from period to period. Adjusted Operating Ratio is not a recognized measure under GAAP. Adjusted Operating Ratio should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

(b)
Incremental pre-tax depreciation expense reflecting management’s revised estimates regarding salvage value and useful lives for approximately 7,000 dry van trailers, which management decided during the first quarter to scrap.

(c)	Pre-tax legal and advisory costs related to the 2009 Amendments.

(d)
$4.2 million of pre-tax legal and advisory costs for the 2009 Amendments, and the $2.3 million of pre-tax professional fees incurred during the third quarter of 2009 in connection with the Company’s contemplated bond offering, which was cancelled prior to the Company entering into the 2009 Amendments.

(e)
We have not included adjustments to Adjusted Operating Ratio to reflect the non-cash amortization expense of $4.5 million and $5.3 million during the three months ended December 30, 2010 and 2009, respectively, and $19.3 million and $22.0 million during the years ended December 31, 2010 and 2009, respectively, relating to certain intangible assets identified in the 2007 going private transaction.

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (UNAUDITED) (a)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2010 AND 2009

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Amounts in thousands)
Net loss	$(48,314)	$(357,131)	$(125,413)	$(435,645)

Adjusted for:
Depreciation and amortization	54,670	60,053	226,751	253,531
Interest expense	61,670	62,171	251,129	200,512
Derivative interest expense	11,430	24,941	70,399	55,634
Interest income	(579)	(444)	(1,379)	(1,814)
Income tax (benefit) expense	(41,837)	320,976	(43,432)	326,650

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$37,040	$110,566	$378,055	$398,868

Non-cash equity compensation (b)	22,883	—	22,883	—
Loss on debt extinguishment	95,461	—	95,461	—
Non-cash impairments	—	—	1,274	515
Excludable transaction costs	—	3,876 (c)	—	6,477 (d)

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$155,384	$114,442	$497,673	$405,860

(a)
We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) non-cash impairments, (v) non-cash equity compensation expense, (vi) other unusual non-cash items, and (vii) excludable transaction costs. We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Adjusted EBITDA is not a recognized measure under GAAP. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, net income, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as a measure of liquidity.

(b)
Includes the $22.6 million one-time non-cash equity compensation charge representing certain stock options that vested upon our IPO and $0.3 million of ongoing equity compensation expense following our IPO, each on a pre-tax basis.

(c)	Pre-tax legal and advisory costs related to the 2009 Amendments.

(d)
$4.2 million of pre-tax legal and advisory costs related to the 2009 Amendments, and the $2.3 million of pre-tax professional fees incurred during the third quarter of 2009 in connection with the Company’s contemplated bond offering, which was cancelled prior to the Company entering into the 2009 Amendments.

OPERATING STATISTICS (UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Trucking revenue (1,2)	$576,012	$516,180	$2,201,684	$2,062,296
Weekly trucking revenue per tractor (2)	$2,936	$2,748	$2,879	$2,660
Deadhead miles percentage	12.34%	13.19%	12.10%	13.24%
Average loaded length of haul (miles)	436	438	439	442

Average tractors available for dispatch
Company	10,991	10,655	10,838	11,262
Owner Operator	3,936	3,638	3,829	3,607

Total	14,927	14,293	14,667	14,869

Notes to Operating Statistics:

(1)	In thousands.

(2)	Excludes fuel surcharge, rail, third party carrier, and leasing revenue.

SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
AS OF DECEMBER 31, 2010 AND 2009

	December 31, 2010	December 31, 2009
	(Amounts in thousands)
Cash and cash equivalents (1)	$47,494	$115,862
Restricted cash (1)	84,568	24,869
Accounts receivable, net (2)	276,879	21,914
Retained interest in accounts receivable (2)	—	79,907
Property and equipment, net	1,339,638	1,364,545
Intangible assets, net	368,744	389,216
Goodwill	253,256	253,256
Other assets	207,281	264,305

Total assets	$2,577,860	$2,513,874

Total debt and capital lease obligations (3)	1,784,065	2,466,934
Securitization of accounts receivable (2)	171,500	—
Other liabilities	705,466	912,721

Total liabilities	2,661,031	3,379,655

Stockholders’ deficit	(83,171)	(865,781)

Total liabilities and stockholders’ deficit	$2,577,860	$2,513,874

Notes to Selected Consolidated Balance Sheet Data:

(1)
The increase in restricted cash and decrease in unrestricted cash during the year ended December 31, 2010 largely reflects increased collateral requirements pertaining to our captive insurance subsidiaries, which, beginning on February 1, 2010, collectively insure the first $1 million (per occurrence) of our motor vehicle liability risk. To comply with certain state insurance regulatory requirements, we have funded approximately $55 million to the captive insurance subsidiaries during 2010 as collateral in the form of restricted cash for anticipated losses incurred in 2010. This restricted cash will be used to make payments on these losses as they are settled in future periods, and such payments will reduce our claims accruals balances. Moving this $1 million of risk (per occurrence) to our captive insurance subsidiaries and away from third party insurers helped facilitate the reduction in our outstanding letters of credit collateralizing that and other risk by $73.8 million during the year ended December 31, 2010.

(2)
Financial Accounting Standards Board Accounting Standards Codification Accounting Standards Update, (“ASU”), No. 2009-16, “Accounting for Transfers of Financial Assets (Topic 860)”, was effective for the Company on January 1, 2010. Following adoption of ASU No. 2009-16, the Company’s accounts receivable securitization facility no longer qualifies for true sale accounting treatment but instead is treated as a secured borrowing. As a result, the $148.0 million of de-recognized accounts receivable at December 31, 2009 were brought back onto the Company’s balance sheet and the related securitization proceeds were recognized as debt, while the program fees for the facility are reported as interest expense effective January 1, 2010.

(3)
Total debt and capital lease obligations as of December 31, 2010 includes $1,059.4 million net carrying value of new senior secured first lien term loan, $500.0 million of senior second priority secured notes, $11.0 million of unsecured floating rate notes, $15.7 million of unsecured fixed rate notes, and $198.0 million of other secured indebtedness and capital lease obligations. Total debt and capital lease obligations as of December 31, 2009 includes $1,511.4 million of old senior secured first lien term loan, $203.6 million of senior secured second–priority floating rate notes, $595.0 million of senior secured second–priority fixed rate notes, and $156.9 million of other secured indebtedness and capital lease obligations.

SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)
YEAR ENDED DECEMBER 31, 2010 AND 2009

	Year Ended December 31,
	2010	2009
	(Amounts in thousands)

Net loss	$(125,413)	$(435,645)
Adjustments to reconcile net loss to net cash provided by operating activities	314,507	585,570
Decrease in cash resulting from changes in
Interest rate swap liability (1)	(66,350)	—
Accounts receivable, inventories, other assets, accounts payable, accrued liabilities and other liabilities	(64,305)	(34,590)

Net cash provided by operating activities	$58,439	$115,335

Capital expenditures, net of disposal proceeds	$(126,107)	$(1,492)
Increase in restricted cash	(59,699)	(6,430)
Other investing activities	7,285	6,795

Net cash used in investing activities	$(178,521)	$(1,127)

Proceeds from refinancing transactions, net of fees and costs of issuance (1)	$2,249,924	$—
Repayment of existing credit facility and notes (1)	(2,171,040)	—
Other financing activities, net of the effect of exchange rate changes	(27,170)	(56,262)

Net cash provided by (used in) financing activities, net of the effect of exchange rate changes	$51,714	$(56,262)

Net increase (decrease) in cash and cash equivalents	(68,368)	57,946
Cash and cash equivalents at beginning of period	115,862	57,916

Cash and cash equivalents at end of period	$47,494	$115,862

Notes to Selected Consolidated Cash Flow Data:

(1)
As part of our IPO and refinancing transactions in December 2010, we used $66.4 million of the proceeds to terminate and settle our remaining interest rate swap agreements, which payment is included in cash flows from operating activities.